Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Third Quarter Fiscal Year 2018 Financial Results
- Year-to-date 2018 Revenue Grew 9% to $115 Million -
- Year-to-date 2018 Operating Income Increased 18% to $19 Million -
- Completed Public Offering of Common Stock with Gross Proceeds of $69 Million -
- Deployed $38 Million of Capital toward Strategic Acquisitions -
- Company Narrows Fiscal Year 2018 Adjusted Earnings Per Share Guidance Ranges-

Santa Paula, Ca., September 10, 2018 - Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations today reported financial results for the third quarter ended July 31, 2018.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Strong lemon and orange results in fiscal third quarter were partially offset by reduced avocado pricing due to a record heat that occurred late in the third quarter. The positive pricing environment and increased volume for lemons continues to improve since the end of the third quarter and we are very confident we will achieve our full year guidance. Our Chilean lemon volume and pricing in the fourth quarter is exceeding our previous expectations and continues to reduce the seasonal nature of our business.”

Mr. Edwards continued, "In addition to solid third quarter operating results, we also successfully completed a $69 million capital raise which was followed by two key strategic acquisitions, San Pablo in Chile and Oxnard Lemon in California. The capital raise combined with expected EBITDA growth in the coming years has us well positioned for additional acquisitions. Lastly, our real estate venture, Harvest at Limoneira, recently completed the lot bidding process for Phase 1 and we have begun receiving deposits for lots from national homebuilders. We are on schedule and believe this venture will be a significant contributor to our cash flow in the coming years.”

Alex Teague, Senior Vice President, stated, "The two strategic acquisitions in the third quarter expand our client reach and enable us to reduce the seasonality in our business by being a year-round supplier of citrus, complementing our One World Of Citrus™ platform. In Chile, the purchase of the San Pablo ranch provides us with significantly expanded production that we are able to leverage through our investment in Rosales packing and allows further seasonal diversification of our fruit. The Oxnard Lemon packinghouse acquisition in California greatly enhances our ability to handle the expected future growth of our packing operations.”

Fiscal Year 2018 Third Quarter Results

For the third quarter of fiscal year 2018, total net revenue was $40.0 million, compared to total net revenue of $40.4 million in the third quarter of the previous fiscal year. Agribusiness revenue decreased slightly to $38.7 million, compared to $39.1 million in the third quarter last year, primarily due to a smaller than expected avocado crop that was negatively impacted by an extended period of excessive heat late in the quarter. Rental operations revenue was flat versus the prior year period at $1.3 million in the third quarter of fiscal year 2018. There were no real estate development revenues in the third quarter of fiscal year 2018 or 2017.

Agribusiness revenue for the third quarter of fiscal year 2018 includes $30.7 million in lemon sales, compared to $30.0 million of lemon sales during the same period of fiscal year 2017, with the increase primarily the result of higher volume offset by lower prices of fresh lemons compared to the same period in fiscal year 2017. Approximately 992,000 cartons of fresh lemons were sold during the third quarter of fiscal year 2018 at a $25.91 average price per carton compared to approximately 919,000 cartons sold at a $28.45 average price per carton during the third quarter of fiscal year 2017. Avocado revenue for the third quarter of fiscal year 2018 was $5.6 million, compared to $7.5 million in the same period last year, primarily the result of lower prices partially offset by higher volume compared to the same period in fiscal year 2017. The Company recognized $2.0 million of orange revenue in the third quarter of fiscal year 2018, compared to $1.1 million in the same period of fiscal year 2017, primarily attributable to higher prices of oranges sold, partially offset by lower volume compared to the same period in fiscal year 2017. Specialty citrus and other crop revenues were $0.3 million in the third quarter of fiscal year 2018, compared to $0.4 million in the third quarter of fiscal year 2017.

Total costs and expenses for the third quarter of fiscal year 2018 increased to $28.5 million, compared to $27.2 million in the third quarter of last fiscal year. The third quarter of fiscal year 2018 increase in operating expenses was primarily attributable to increases in agribusiness costs and expenses due to increased volumes of lemons and avocados versus the prior year. Costs associated with its agribusiness include in packing costs, harvest costs, growing costs, costs related to the fruit we procure and sell for third-party growers and depreciation expense.

Operating income for the third quarter of fiscal year 2018 decreased to $11.4 million, compared to income of $13.2 million in the third quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2018 was $8.1 million and compares to $7.7 million in the third quarter of fiscal year 2017. Net income per diluted share for the third quarter of fiscal year 2018 was $0.50 compared to $0.52 in the same period of fiscal year 2017, based on approximately 16.6 million and 15.0 million, respectively weighted average diluted common shares outstanding versus the prior year.

EBITDA was $13.4 million in the third quarter of fiscal year 2018 compared to $14.9 million in the same period of fiscal year 2017. A reconciliation of EBITDA to net income is provided at the end of this release.

Fiscal Year 2018 First Nine Months Results

For the nine months ended July 31, 2018, revenue increased to $114.7 million, compared to $105.4 million in the same period last year. Operating income for the first nine months of fiscal year 2018 grew to $19.1 million, compared to an operating income of $16.1 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $23.0 million for the first nine months of fiscal year 2018, compared to net income of $8.8 million in the same period last year. Net income per diluted share for the first nine months of fiscal year 2018 was $1.50, compared to a net income per diluted share of $0.62 in the same period of fiscal 2017. Due to the Tax Cuts and Jobs Act of 2017, the Company recognized a non-cash $10.0 million, or $0.64 per diluted share, one-time tax benefit associated with the decrease in its deferred tax liability balance during the first quarter of fiscal year 2018. Excluding this non-cash tax benefit, diluted net income per share for the first nine months of fiscal year 2018 was $0.86.

EBITDA for the first nine months of fiscal year 2018 was $24.6 million, compared to EBITDA of $21.5 million in the same period last year. A reconciliation of EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

In June 2018, the Company completed a public offering of 3,136,000 shares of its common stock at a public offering price of $22.00 per share, for total gross proceeds of approximately $69.0 million. In June and July 2018, the Company used the offering proceeds to pay down debt, purchase San Pablo ranch and purchase Oxnard Lemon’s packinghouse, related land and certain other assets.

During the first nine months of fiscal year 2018, net cash provided by operating activities increased to $23.2 million, compared to $20.1 million in the prior year. Net cash used in investing activities was $50.9 million, compared to a $23.1 million use in the prior year. The increase was primarily due to the San Pablo and Oxnard Lemon acquisitions. The Company contributed $3.5 million to the East Area 1 real estate development joint venture in the first nine months of fiscal year 2018, which compares to a $7.5 million contribution made to the joint venture in the first nine months of fiscal year 2017. Net cash provided by financing activities was $27.6 million in the first nine months of fiscal year 2018, compared to $4.8 million in the same period last year.

Long-term debt as of July 31, 2018 decreased to $70.6 million, compared to $102.1 million at the end of fiscal 2017.

Recent Strategic Acquisitions

In July 2018, the Company completed the acquisition of San Pablo ranch and related assets in La Serena, Chile, for $13.1 million. The San Pablo ranch consists of 3,317 total acres on two parcels, including 247 acres producing lemons, 61 acres producing oranges, the opportunity to immediately plant 120 acres for lemon production, as well as the potential for approximately 500 acres of avocado production.

Also in July 2018, the Company entered into an agreement to purchase a packinghouse, related land and certain other assets of Oxnard Lemon for $25.0 million. This acquisition expands Limoneira’s packing capabilities and ensures Limoneira will now be a leading provider of organic lemons for the first time. Pursuant to the agreement, we acquired certain hard assets of Oxnard Lemon, including a packinghouse and related land for a purchase price of $24.7 million on July 27, 2018. The closing on the purchase and sale of the soft assets of Oxnard Lemon, including tradenames and copyrights, shall take place on or prior to October 31, 2018, at which point an additional $0.3 million in purchase price shall be paid. Additionally, the agreement provides that the sellers shall lease back the hard assets until October 31, 2018, pursuant to a lease agreement executed July 27, 2018.

Real Estate Development

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. The joint venture began Phase 1 site improvements and is currently receiving lot deposits from national homebuilders. This project is on track to close initial lot sales in the first quarter of fiscal year 2019.

In February 2013, the Company entered into an option agreement for the purchase of a 7-acre parcel adjacent to its East Area II commercial real estate development project. In February 2018, the Company exercised its option and purchased the property for $3.1 million. This property is located along the south side of California Highway 126, directly across from Harvest at Limoneira, and is suited for commercial and/or industrial development. This property provides essential freeway access to the project and the Company expects that development of East Area II will closely follow the build-out of Harvest at Limoneira.

Reiterating and Narrowing Fiscal Year 2018 Outlook

The Company is reiterating and narrowing its fiscal year 2018 guidance.

•
The Company now expects to sell between 3.2 and 3.4 million cartons of fresh lemons at an average price of approximately $25.50 per carton, compared to the previous range of 3.1 and 3.3 million cartons of fresh lemons at an average price of approximately $24.50 per carton,

•
The Company expects to sell approximately 6.3 pounds of avocados at approximately $1.04 per pound compared to the previous range of 6.0 to 6.5 million pounds of avocados at approximately $1.30 per pound. The reduced price per pound is due to the reduced quality of fruit from the excessive heat experienced towards the end of the third fiscal quarter.

•
The Company now expects operating income for fiscal year 2018 to be approximately $15.0 million to $16.1 million compared to the previous range of $15.7 million to $17.8 million. Fiscal year 2018 EBITDA is now expected to be in the range of $22.5 million to $23.5 million compared to the previous range of $23.0 million to $25.0 million.

•
The Company is narrowing its fiscal year 2018 adjusted earnings per share guidance to a range of $0.65 to $0.70 compared to previous range of $0.65 to $0.75. This fiscal year 2018 adjusted earnings per share guidance is using a weighted average shares outstanding of 16.3 million which accounts for the additional shares that were sold during its June 2018 secondary offering compared to the previous weighted average shares outstanding of 15.0 million. The increase in shares equates to fiscal year 2018 adjusted earnings per share dilution of approximately $0.06.

•	Guidance also includes approximately $0.02 to $0.03 per share accretion from its San Pablo acquisition; there is no material accretion of Oxnard Lemon expected in fiscal 2018.

•
This fiscal year 2018 guidance continues to exclude the one-time deferred tax benefit of $0.61 per diluted share that the Company recognized in the first fiscal quarter of 2018. Inclusion of the Company’s deferred tax benefit results in an updated fiscal year GAAP earnings per share range of $1.26 to $1.31 per share.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

These fiscal year 2018 outlook estimates do not include potential equity income from the Harvest at Limoneira project. Phase 1 site improvements are underway and the joint venture has received lot deposits from national homebuilders. This has the joint venture on track to close on lot sales during the first quarter of fiscal year 2019.

In addition, the Company anticipates approximately $0.14 to $0.18 per share fiscal year 2019 accretion from the recent acquisitions. Not included in the acquisition expectations or earnings for fiscal 2018 are the 1,200 acres that are currently non-bearing lemons and are estimated to become full-bearing over the next four years. Beyond these 1,200 acres, Limoneira currently intends to plant an additional 500 acres of lemons in the next two years that will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its current level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. This is all organic growth and doesn’t include potential acquisition opportunities in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. International callers can dial (323) 794-2551. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, September 24, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 7831110.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 14,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements
This press release contains forward-looking statements, including earnings guidance for fiscal year 2018, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Updating Fiscal Year 2018 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA is summarized and reconciled to net income attributable to Limoneira Company which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Net income attributable to Limoneira Company	$8,201	$7,777	$23,425	$9,245
Interest expense, net	260	521	1,054	1,372
Income tax provision (benefit)	3,114	5,017	(5,093)	5,935
Depreciation and amortization	1,776	1,633	5,210	4,824
EBITDA	$13,351	$14,948	$24,596	$21,376
Impairments of real estate development assets	—	—	—	120
Adjusted EBITDA	$13,351	$14,948	$24,596	$21,496

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	July 31, 2018	October 31, 2017
Assets
Current assets:
Cash	$505	$492
Accounts receivable, net	14,987	10,953
Cultural costs	4,957	4,124
Prepaid expenses and other current assets	6,493	6,981
Income taxes receivable	319	570
Total current assets	27,261	23,120

Property, plant and equipment, net	224,818	188,225
Real estate development	98,949	81,082
Equity in investments	18,511	14,061
Investment in Calavo Growers, Inc.	27,750	22,110
Other assets	14,604	10,433
Total Assets	$411,893	$339,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,799	$6,311
Growers payable	12,597	8,828
Accrued liabilities	4,902	5,177
Fair value of derivative instrument	—	268
Current portion of long-term debt	3,177	3,030
Total current liabilities	27,475	23,614
Long-term liabilities:
Long-term debt, less current portion	70,645	102,083
Deferred income taxes	27,742	31,415
Other long-term liabilities	4,510	3,920
Sale-leaseback deferral	44,127	30,396
Total liabilities	174,499	191,428

Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero shares issued or outstanding at July 31, 2018 and October 31, 2017, respectively)	—	—
Common Stock – $.01 par value (39,000,000 shares authorized: 17,669,314 and 14,405,031 shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively)	177	144
Additional paid-in capital	159,173	94,294
Retained earnings	54,824	34,692
Accumulated other comprehensive income	11,817	7,076
Noncontrolling interest	593	587
Total stockholders’ equity	226,584	136,793
Total Liabilities and Stockholders’ Equity	$411,893	$339,031

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Net revenues:
Agribusiness	$38,677	$39,050	$110,875	$101,236
Rental operations	1,273	1,345	3,803	4,144
Real estate development	—	—	—	—
Total net revenues	39,950	40,395	114,678	105,380
Costs and expenses:
Agribusiness	23,983	23,022	80,943	75,821
Rental operations	1,004	929	3,045	2,934
Real estate development	25	47	94	172
Impairments of real estate development assets	—	—	—	120
Selling, general and administrative	3,513	3,229	11,529	10,192
Total costs and expenses	28,525	27,227	95,611	89,239
Operating income	11,425	13,168	19,067	16,141
Other income (expense):
Interest expense, net	(260)	(521)	(1,054)	(1,372)
Equity in earnings of investments	123	76	40	9
Other income, net	26	37	283	364
Total other expense	(111)	(408)	(731)	(999)

Income before income tax (provision) benefit	11,314	12,760	18,336	15,142
Income tax (provision) benefit	(3,114)	(5,017)	5,093	(5,935)
Net income	8,200	7,743	23,429	9,207
Net loss (income) attributable to noncontrolling interest	1	34	(4)	38
Net income attributable to Limoneira Company	8,201	7,777	23,425	9,245
Preferred dividends	(125)	(125)	(376)	(435)
Net income attributable to common stock	$8,076	$7,652	$23,049	$8,810

Basic net income per common share	$0.51	$0.53	$1.54	$0.62

Diluted net income per common share	$0.50	$0.52	$1.50	$0.62

Dividends per common share	$0.06	$0.06	$0.19	$0.17

Weighted-average common shares outstanding-basic	15,947,000	14,396,000	14,979,000	14,287,000
Weighted-average common shares outstanding-diluted	16,551,000	14,989,000	15,578,000	14,570,000